Exhibit 10.1

MUTUAL SEPARATION AGREEMENT

THIS MUTUAL SEPARATION AGREEMENT (“Agreement”) is made and entered into by and between Joseph R. Vicente (hereinafter referred to as “Employee”), and Cord Blood America, Inc., including all of its subsidiaries and affiliates (hereinafter collectively referred to as the “Company”).  The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee has been an employee of the Company, with “at-will” employment status; and

WHEREAS, it is contemplated that Employee’s status as an employee of the Company shall terminate on February 12, 2016 (the “Separation Date”).

NOW, THEREFORE, in consideration of the mutual promises made herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Mutual Separation. Employee’s status as an employee of the Company and as a member of the Board of Directors shall terminate effective as of the Separation Date.

2. Compensation; Benefits.

A. Salary and Vacation Pay. The Company shall pay Employee any amount due to Employee for his salary up to and including the Separation Date at his regular salary rate.  In addition, the Company shall pay Employee his accrued but unused vacation time, if any, through the Separation Date.  The Company shall pay Employee these salary and vacation pay payments within three (3) days of the Effective Date (as defined herein) and otherwise in accordance with the Company’s standard payroll procedures.

B. Bonus. The Company shall pay Employee a bonus for work performed in the calendar year 2015 in the amount of twenty-eight thousand three hundred fifty dollars ($28,350) (the “Bonus Payment”).  The Company shall pay Employee this amount within sixty (60) days of the Company completing its audited financial statements for the year 2015.

C. Severance Pay. The Company shall make severance payments (the “Severance Payments”) to Employee in the total amount of two hundred eighty-five thousand four hundred forty-eight dollars ($285,448).  The Company shall pay Employee this amount in accordance with the following schedule:

i.	$11,893.66 on the one month anniversary of the Separation Date; and

ii.	$11,893.66 on each one month anniversary thereafter for twenty three months.

D. Health Care Continuation Coverage. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums (the “COBRA Premium Amount”) necessary to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) eighteen (18) months from the Separation Date (the “COBRA End Date”); or (ii) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer. In addition, provided you have not become eligible for group health insurance coverage through a new employer, the Company shall pay an additional six (6) months of the COBRA Premium Amount in six (6) equal monthly installments after the COBRA End Date. In the event you become covered under another employer’s group health plan, you must immediately notify the Company of such event, and any failure to do so shall be deemed a material breach of this Agreement.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

Other than what is specified in this Agreement and notwithstanding anything to the contrary contained in the Executive Employment Agreement between the Company and Employee dated January 1, 2015 (the “Employment Agreement”), Employee has no other rights to any other compensation or consideration from the Company. Furthermore, the Parties acknowledge and agree that the compensation and payments described in this Section 2 have not been altered from what is set forth under the Employment Agreement.

In the event that Employee breaches any obligation or provision hereunder, the Company, in addition to any other rights or remedies, shall be relieved of any obligation to make any further payments to the Employee of any consideration hereunder.

Employee shall keep the Company informed regarding any updates in his address to where he desires to receive any payments due to him.

3. Confidential Information. Employee certifies, represents and warrants that he does not have in his possession, nor has he failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to the Company. Employee further agrees that he will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees (collectively, “Confidential Information”). Employee understands that Company’s Confidential Information includes, but is not limited to, information in any form whatsoever and information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  Employee further understands that Company’s Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

4. Employment Agreement. Employee certifies, represents and warrants that he is in compliance with, and will continue to comply with, all of the terms of the Employment Agreement, including without limitation, the provisions of Section 8 (Work Product/Trade Secrets) and Section 9 (Soliciting Customers After Termination of Employment; Covenant Not to Compete) of the Employment Agreement.

5. Notification to Other Parties. After the Separation Date, Employee hereby consents to notification by the Company to Employee’s new employer(s) about Employee’s rights and obligations under this Agreement.

6. Non Disparagement. Each Party recognizes the importance of the other Party’s reputation.  Employee agrees not to disparage the Company or encourage or induce others to disparage the Company or any of its employees, officers, directors or products, if applicable. The Company agrees not to issue any statement on behalf of the Company or otherwise authorize or direct any of its officers or directors, in their capacity as officers and directors, to disparage the Employee.  For purposes of this Agreement, the term “disparage” includes without limitation, comments or statements to the press and/or media, to the Company’s competitors, shareholders, potential investors, employees, consultants, agents or representatives, and/or to any individual, customer, client or entity with whom the Company has or may have in the future, or Employee has or may have in the future, including but not limited to employees, consultants and other personnel of Cord Blood Caribbean, Inc. d/b/a BancoVida, a business relationship if such statement would adversely affect in any manner the conduct of the business of the Company or the conduct of Employee’s business, as applicable, and/or the business reputation of the Company or its employees, consultants or agents, or of Employee’s business reputation, as applicable. Any breach of this provision shall be considered a material breach of this Agreement, and any breach by Employee of this provision shall be cause for and result in the Company discontinuing and no longer owing any of the payments referenced herein, including the payments outlined in Section 2 of this Agreement, and in such an event, the Employee shall return all payments already made by the Company to Employee under this Agreement, including the payments referenced in Section 2 of this Agreement, on demand by the Company.  This provision shall continue in full force and effect until two (2) years from the Separation Date.

7. Release.

A. General Release and Waiver of Claims. In exchange for the consideration provided in this Agreement, the Employee and his heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Company, including subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, and employees, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the Separation Date, including, without limitation, any claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Company and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, [the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Genetic Information Nondiscrimination Act of 2008, and all state and local laws that may be legally waived all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements. However, this release does not apply to obligations of the Company set forth in this Agreement.

The Company, and its officers and directors, hereby irrevocably and unconditionally fully and forever waive, release and discharge Employee from any and all claims, demands, causes of action and liabilities of any kind whatsoever, whether known or unknown, from the beginning of time through the Separation Date, except for obligations of the Employee set forth in this Agreement and except for fraudulent or intentional acts presently unknown to Company.

However, this general release and waiver of claims excludes, and the Employee does not waive, release or discharge, (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge or administrative complaint; and (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation.

If the Employee applies for unemployment benefits, the Company shall not contest it. When so required, the Company will answer any inquiries by the Department of Labor concerning the termination of Employee’s employment in a truthful manner.

B. Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to Employee in this Agreement, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the Separation Date arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.  By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired; (vi) Employee understands that he has seven (7) days from the date he signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to Anthony Snow at the Company, by e-mail delivery before the end of such seven-day period; and (vii) Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement.

8. Knowing and Voluntary Acknowledgement. Employee specifically agrees and acknowledges that: (i) Employee has read this Agreement in its entirety and understands all of its terms; (ii) Employee has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (iii)  Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (v) Employee is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and (vi) Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with the Company. Employee further acknowledges that he has had twenty-one (21 days to consider the terms of this Agreement and consult with an attorney of his choice, although he may sign it sooner if desired. Further, Employee acknowledges that he shall have an additional seven (7) days from the date on which he signs this Agreement to revoke consent to his release of claims under the ADEA by delivering notice of revocation to Anthony Snow at the Company, by e-mail delivery before the end of such seven-day period. In the event of such revocation by Employee, the Company shall have the option of treating this Agreement as null and void in its entirety.

This Agreement shall not become effective, until the eighth (8th) day after Employee and the Company execute this Agreement. Such date shall be the “Effective Date” of this Agreement. No payments due to Employee hereunder shall be made or begin before the Effective Date.

9. Representations and Covenants.

A. Facilitation of Agreement. Employee agrees to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

B. Conflicts. Employee represents that his performance of all the terms of this Agreement does not and will not breach any agreement he has entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to commencement of Employee’s relationship with the Company.  Employee agrees not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

C. Voluntary Execution. Employee certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he understands and will fully and faithfully comply with such provisions.

D. Employee represents that, to his knowledge, there exist no material deficiencies within the Company’s operations, including without limitation, any deficiencies related to the Company’s financials, financial reporting, laboratory, or any other functions under Employee’s oversight as of the Separation Date except as to matters previously disclosed to Company.

10. General Provisions.

A. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws.  The Parties hereby consent to the jurisdiction of the state and federal courts sitting in the State of Nevada, and any Courts of Appeal therein, in connection with any dispute arising from or related to this Agreement.

B. Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and merges all prior discussions between the Parties.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both Parties.  Any subsequent change or changes in Employee’s duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

C. Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

D. Successors and Assigns.  This Agreement will be binding upon the Parties’ heirs, executors, administrators, successors, assigns and other legal representatives.

E. Survival.  The provisions of this Agreement shall survive the termination of the Employee’s employment with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignee.

F. Remedies.  Employee acknowledges and agrees that violation of this Agreement by Employee may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

G. Interest.  Should either party fail to make payments when due hereunder and fail to make such payment after ten days written notice (by email to the address set forth below), the full amount due hereunder shall become immediately due and payable, and interest shall run on said sum at the rate of 5% annum on the unpaid balance until paid.

H. Attorney Fees.  Should it become necessary for either Party to institute legal proceedings in order to enforce any term of this Agreement, the prevailing Party in such action shall be entitled to an award of court costs and reasonable attorney fees.

I. ADVICE OF COUNSEL.  EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The Parties have executed, or caused their duly authorized agents to execute, this Agreement on the dates set forth below.

COMPANY:	EMPLOYEE:

CORD BLOOD AMERICA, INC.

By:
Joseph R. Vicente
Print Name:

Title:

Date:	Date:

Address:	Address:

Email:	Email: